Exhibit (a)(1)(F)

Prudential Trust Company

Trimeris, Inc. Employee 401(k) Plan

Opportunity to Tender Shares

Under the tender offer (the “Offer”) described in the enclosed materials, you will have an opportunity to have Prudential Trust Company (“Prudential”) “tender” (meaning offer up for sale) the shares of Trimeris, Inc. common stock (the “Shares”) held in your account under the Trimeris, Inc. (“Trimeris”) Employee 401(k) Plan (the “401(k) Plan”). If you direct Prudential to tender the Shares and if RTM Acquisition Company purchases the Shares in the Offer, your 401(k) Plan account will receive $3.60 per share (or such other price as may apply under an extension of the Offer).

Consequences of Failure to Tender Shares

If you do not instruct Prudential to tender the Shares (and assuming that Prudential does not conclude that it must tender the Shares in the absence of directions from you), your 401(k) Plan account will not participate in the Offer. That will mean that, after the Offer is over, your 401(k) Plan account may continue to hold shares of common stock in Trimeris, even if shares of Trimeris common stock cease to trade on a public market. Although RTM Acquisition Company may thereafter complete the merger with Trimeris, and the result of such completion would be to pay cash to your 401(k) Plan account at that time for the Shares, there could be circumstances in which the Offer closes and your 401(k) Plan account continues to hold Shares, which at that point would have to be held indefinitely in the absence of a public trading market for the Shares.

Instructions to Tender Shares

If you would like to tender all or some of the Shares allocated to your account under the 401(k) Plan in the Offer described in the enclosed materials, then you must complete the Instruction Form included with this document and return it to Computershare Trust Company, N.A., (the “Depositary”), in the envelope provided or by fax to (617) 360-6810, in each case so it is received no later than 5:00 p.m., New York City time, on Tuesday, November 10, 2009 (the “Plan Deadline,” which is four business days before the Offer is currently scheduled to expire), so that your directions with respect to tendering the Shares may be properly tabulated and submitted to Prudential to tender before the expiration date of the Offer.

Please note that the Offer will expire at 12:00 midnight (New York City time) on November 16, 2009 (the “Expiration Date”), unless the Offer is extended, but the Depositary must receive your instructions by the Plan Deadline specified above or it may be too late to tender your Shares. Please note that if the Expiration Date for the Offer is extended, then the Plan Deadline will also be extended to 5:00 p.m., New York City time, four business days before the extended Expiration Date of the Offer. Any extensions of the Expiration Date for the Offer will be publicly announced.

Georgeson, Inc. is acting as Information Agent for the Offer and you may call Georgeson, Inc. with questions about the Offer at (877) 278-9667 (toll-free).

If you wish to participate in the Offer, please complete Steps 1 and 2 on the following page. The completed page should be returned using the enclosed envelope to Computershare Trust Company, N.A., or it may be returned as follows:

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02941-3011	By Facsimile Transmission: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	By Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

VOLUNTARY CORPORATION ACTION COY TRMS

INSTRUCTION FORM

STEP I

Check one Option below. If you choose Option B, then you must also specify the number of Shares allocated to your Plan account that you wish to tender in the Offer. Please note that if the number of Shares indicated is more than the number of Shares allocated to your Plan account(s), then the instructions will be interpreted as a direction to tender all Shares allocated in your Plan account(s).

☐ Option A—Tender All Shares	☐ Option B—Tender a Portion of your Shares
Check this Option if you wish to tender all of the Shares allocated to your Plan account.

Check this Option if you wish to tender a portion of the Shares allocated to your Plan account. The number of Shares allocated to your Plan account is set forth at the bottom of this first page of the Instruction Form.

Please indicate the number of Shares allocated to your Plan account that you wish to tender in the Offer (in whole numbers only):

I wish to tender ___________________ of the Shares allocated to my Plan account.

STEP 2

Sign this form and provide the following information.

Participant Signature	Date
Name (Please print)	Daytime Telephone Number

The method of delivery of this document is at the option and risk of the tendering participant. In all cases, sufficient time should be allowed to assure timely delivery.

VOLUNTARY CORPORATION ACTION COY TRMS